Exhibit F-2

Christie Day Cannon Associate General Counsel Telephone: (302) 429-3826 Facsimile: (302) 429-3801 E-mail: christie.cannon@conectiv.com	800 King Street Wilmington, DE 19801 P.O. Box 231 Wilmington, DE 19899-0231

June 18, 2004 Securities and Exchange Commission Office of Public Utility Regulation 450 Fifth Street, N.W. Washington, D.C. 20549 Re: Pepco Holdings, Inc. SEC File No. 70-10217 Ladies and Gentlemen:

As Associate General Counsel of PHI Service Company, representing Pepco Holdings, Inc. ("PHI"), Conectiv and Atlantic City Electric Company ("ACE") (collectively, the "Applicants"), I have acted as counsel to the Applicants with respect to the matters described in the Application-Declaration on Form U-1 (File No. 70-10217) (the "Application") of the Applicants filed on March 29, 2004, with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Terms not otherwise defined herein have the meaning ascribed to them in the Application.

The Application requested, among other things, that the Commission issue an order authorizing the proposed sale to the City of Vineland, New Jersey (the "City"), of certain utility distribution assets owned by ACE that operate at 14kV and lower voltages located within the city limits of the City. The sale of the utility distribution assets and the other incidental sales and transfers described in the Application shall be collectively referred to herein as the "Transactions." The Transactions were authorized by the order of the Securities and Exchange Commission (the "Commission") dated April 21, 2004 (the "Order") in the above- referenced file. On June 17, 2004, as approved by the Commission, ACE completed the Transactions.

I am a member of the bar of the State of Delaware, the state in which PHI and Conectiv were incorporated. I am not a member of the bars of other states. I do not hold myself out as an expert in the laws of any state other than Delaware, although I have consulted, and will consult,

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Securities and Exchange Commission June 18, 2004 Page 2
with counsel to the Applicants who are members of the bar of the state of New Jersey, the state in which ACE is incorporated.

In connection with this opinion, I or attorneys in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Applicants and such other instruments, documents, certificates, agreements and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application and upon the aforesaid instruments, documents, certificates, agreements and corporate or other records.

Based on the foregoing, I am of the opinion that:
1.	All state laws applicable to the Transactions will have been complied with.
2.

Each of PHI and Conectiv is and will be a corporation validly organized, duly existing and in good standing under the laws of the State of Delaware. ACE is and will be a corporation validly organized, duly existing and in good standing under the laws of the State of New Jersey.

3.	The consummation of the Transactions does not violate the legal rights of the holders of any securities issued by PHI, Conectiv or ACE, or any associate company thereof.
4.	The Transactions were carried out in accordance with the Application.
This letter is addressed to the Commission, and no person or entity, other than the Commission, may rely on it. I hereby consent to the use of this opinion as Exhibit F-2 to the Application.
Very truly yours, /s/CHRISTIE DAY CANNON Christie Day Cannon
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